Exhibit 99.1

ConnectM Appoints Leo Riera as Lead Independent Director; Former Bankers Trust Country Head Brings 40 Years of Capital Markets and Board Experience

MARLBOROUGH, Mass., October 28, 2026 (GLOBE NEWSWIRE) -- ConnectM Technology Solutions, Inc. (OTCQX: CNTM) (“ConnectM” or the “Company”), a U.S.-based technology company that develops, sells and operates energy infrastructure powering the physical layer of the AI economy, today announced the appointment of Leonardo (“Leo”) Riera to its Board of Directors as Lead Independent Director, effective October 21, 2026. Mr. Riera brings more than 40 years of investment banking and international capital markets experience, including more than 10 years as Country Head of Bankers Trust in Venezuela, and serves on three boards, including Sidus Space, Inc. (NASDAQ: SIDU), where he is a director and former Chairman.

As Lead Independent Director, Mr. Riera will preside over sessions of the independent directors and serve as their principal liaison to the Chairman. He will also serve on the Board’s Audit and Compensation Committees and will chair the Nominating and Corporate Governance Committee. The Board has been expanded from five to six members.

Bhaskar Panigrahi, Chairman and Chief Executive Officer of ConnectM, commented, “Leo’s appointment strengthens ConnectM’s corporate governance. He has spent four decades in capital markets and M&A, has chaired the board of a Nasdaq-listed company and the audit committees of others, and has led the consolidation and financing of businesses from the board seat. His independent perspective will help us evaluate growth opportunities, strengthen financial oversight and build long-term value for shareholders.”

Mr. Riera currently serves on the boards of Sidus Space, a space and defense technology company, where he previously served as Chairman; Katmai Tech, Inc., a software company, where he is Audit Committee Chair; and FenixOro Gold, a mining exploration company, where he is also Audit Committee Chair. He also advises the Chairman and Chief Executive Officer of a semiconductor company. Earlier, he conceived and led the consolidation of sixteen companies into a single Colorado-based enterprise and served as a director and Audit Committee Chairman of the combined company.

From 1988 to 1998, Mr. Riera was Executive Director and Country Head of Bankers Trust Company in Venezuela, where he founded and led the firm’s investment banking and broker-dealer operations with full profit-and-loss responsibility and oversaw M&A, capital markets, private equity and advisory transactions across the oil, mining, electric, telecom, banking and retail sectors. Fee generation quadrupled during his tenure. Before Bankers Trust, he was Head of M&A at Citicorp Investment Bank in Venezuela and a McKinsey & Company consultant on the restructuring of Petróleos de Venezuela, then the world’s third-largest oil company. He later served as Head of Asset Structuring and Credit at INTL Consilium, an emerging-markets investment fund whose assets under management grew from approximately $500 million to $2.1 billion during 2007.

Mr. Riera also has direct energy operating experience. He co-founded EnviroPower Renewable, Inc. and served as its Chairman and Chief Executive Officer from 2012 to 2018, developing waste-to-energy projects in the United States, Ireland and the United Kingdom and raising all of the company’s development capital. He served three consecutive terms as President of the Foreign Banks Association of Venezuela. He holds an MBA in Finance and International Management from the Wharton School of the University of Pennsylvania and a Bachelor of Science in Economics from Universidad Católica Andrés Bello, where he graduated first in his class, and completed the Strategic Valuations executive program at Harvard Business School.

“I have spent my career on both sides of capital markets transactions and on the boards of companies at important stages of growth. ConnectM is at an inflection point as it evolves into a focused AI energy infrastructure company,” said Mr. Riera. “The Blue Cloud transaction showed that this management team can realize value as well as build it. I look forward to working with Bhaskar and the Board to strengthen governance, financial oversight and capital allocation and to create long-term shareholder value.”

About ConnectM Technology Solutions, Inc.

ConnectM Technology Solutions, Inc. (OTCQX: CNTM) is a U.S.-based AI energy infrastructure company that integrates and operates the power, thermal and intelligence systems beneath AI compute. Its power offerings include battery storage, solar and distributed energy systems, and virtual power plant dispatch. Its thermal offerings include smart heat pumps sold through enterprise distributors. Its wholly owned subsidiary, Keen Labs, develops the AI platform for monitoring, energy optimization and predictive maintenance across connected equipment. ConnectM is evaluating distributed compute as an asset-light alternative to traditional data centers, with the Company supplying power, site access and orchestration and compute partners providing and operating the hardware. ConnectM is headquartered in Marlborough, Massachusetts. For more information, visit www.connectm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this press release, regarding our future financial performance, our strategy, the proposed listing of our common stock on a national securities exchange, the Ascent financing and the repayment, amortization or conversion of outstanding notes, the objectives and expected contributions of our Board, the contemplated divestiture of our Owned Service Network operations, expansion plans, future operations, future operating results, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements, including the risks described in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including that our financial statements include a going concern explanatory paragraph, that our application to list on a national securities exchange may not be approved, and that the value of our Blue Cloud shareholding, which is subject to a lock-up, may fluctuate significantly.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and ConnectM is under no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts

Investor Relations

Crescendo Communications, LLC

Tel: (212) 671-1020

Email: CNTM@crescendo-ir.com

ConnectM Technology Solutions, Inc.

+1 617-395-1333

irpr@connectm.com